UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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On June 17, 2015, EXOR S.p.A. (“EXOR”) sent the below letter to shareholders of PartnerRe Ltd. and posted the letter to the website www.exor-partnerre.com:

Dear Fellow PartnerRe Shareholders:

At PartnerRe’s Special General Meeting of Shareholders on July 24, 2015, you will be asked to make an important decision about the future of your investment in PartnerRe.  We write to you as PartnerRe’s largest shareholder, having invested more than $600 million to acquire 9.9% of PartnerRe’s outstanding common shares.  We urge you to vote the enclosed GOLD proxy card AGAINST all three proposals related to the AXIS transaction.  This is a critical step in blocking this inferior transaction and finally allowing shareholders the ability to realize the superior value offered to the company by EXOR.  Please do not vote or return the WHITE proxy card sent to you by PartnerRe, and if you have sent it in already, you can still fill out and return the GOLD card to override the vote.

PartnerRe is asking you to vote in favor of its planned amalgamation agreement with AXIS, a transaction that is inferior to EXOR’s binding, all-cash offer to acquire PartnerRe for $137.50 per share.  We strongly believe that a PartnerRe/AXIS combination is not in your best interest.  Before you decide how to vote, we suggest you consider asking the following questions of PartnerRe’s Board of Directors:

How can the PartnerRe Board believe that $125.171 is greater than $137.50?

Answer:  Our $137.50 per share, all-cash binding offer delivers superior value for both PartnerRe common and preferred shareholders.  Our offer recognizes not only a 20% premium to the latest unaffected share price of PartnerRe, it also represents a significantly higher premium compared to the average PartnerRe share price over the past five years and does so without relying on gimmicks such as paying one-time special dividends and levering the company to finance future stock buybacks.  Under EXOR’s ownership, PartnerRe will be a financially stronger institution compared with the PartnerRe/AXIS combination.  We aren’t sure what kind of “math” PartnerRe’s Board is using but we believe shareholders aren’t easily fooled by such tactics, and will have an opportunity to express themselves at the upcoming special meeting.

Why did PartnerRe refuse to provide EXOR with customary shareholder information that would be used to inform PartnerRe shareholders of the merits of EXOR’s superior offer?

Answer:  We believe that PartnerRe’s refusal to give us customary shareholder information was meant to prevent you from becoming fully informed of your options, a critical step in evaluating the merits of the AXIS transaction.  In our view, this is merely the latest in a series of actions undertaken by PartnerRe’s Board to protect the inferior AXIS transaction at the expense of its own shareholders.  Based on their actions, one can only conclude that they know our offer is superior, and are trying to censor the flow of information in order to manipulate the outcome of a vote.

____________________________
1 Consists of 2.18 shares of AXIS and special dividend of $11.50 per PartnerRe share. Based on AXIS’ unaffected closing share price of $52.14 on 5/5/2015 (last closing price prior to takeover speculation for AXIS if AXIS Agreement terminated)

What is the impact of AXIS/PartnerRe’s plan to pay out more than $3.5 billion of capital to its common shareholders in the form of dividends and common stock buybacks through year-end 2017, in the context of its proposed combination with AXIS?

Answer:  This planned capital drain will significantly weaken PartnerRe’s financial strength at a point when both PartnerRe and AXIS have been placed under review with negative implications by A.M. Best.  In contrast, EXOR’s $137.50 per share, all-cash binding offer fully preserves PartnerRe’s financial strength, while delivering full and superior value for PartnerRe shareholders.

Why has PartnerRe deliberately misrepresented EXOR’s offer by claiming there is “considerable risk that the rating of [PartnerRe] preferred shares would be downgraded upon sale to EXOR”?

Answer: This statement by PartnerRe has no merit and has not been endorsed by Standard & Poor’s (“S&P”), the rating agency.

S&P has affirmed that EXOR is rated as an Investment Holding Company and therefore EXOR's rating and the ratings of its investee companies are independent of one another.  EXOR's debt is not attributed to its investee companies, and the debt of its investee companies is not attributed to EXOR.  These statements have been reviewed and affirmed by S&P.

Calculations publicized by PartnerRe which purport to aggregate the debt of EXOR and its investee companies are therefore wrong and do not follow S&P's rating methodology.  For PartnerRe preferred shareholders, this means that should PartnerRe accept EXOR’s binding offer for the Company, EXOR’s capital structure will not affect the ratings of PartnerRe, including the BBB rating of PartnerRe preferred securities.

***

We urge you to protect your investment in PartnerRe.  Please sign, date and vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction.  Do not sign or return any WHITE proxy cards you receive from PartnerRe.  If you have already returned a WHITE proxy card, you can change your vote by simply returning the GOLD proxy card today.

You may receive a call from PartnerRe shortly if you have not yet.  We suspect they may not mention any of these troubling issues.  In fact, they may not even mention that there is another higher-priced offer presently before the PartnerRe Board.  If you would like to receive copies of EXOR’s proxy statement or have questions about the EXOR offer or voting your shares, you can contact our proxy solicitor, Okapi Partners LLC, at:

toll free: (877) 796-5274 or
+1 (212) 297-0720 or
info@okapipartners.com

Additional information about EXOR’s offer and access to proxy materials are also available at:
www.exor-partnerre.com.

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.